Exhibit 99.5
Office of Thrift Supervision Guidance for Accountholders
Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.
On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Response Center, (800) 842-6929. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.
How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.
On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.
(over)

What Investors Need to Know
           Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:
•	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

LETTER TO MEMBERS
[Northwest Bancshares, Inc. Letterhead]
Dear Northwest Savings Bank Depositor:
I am pleased to tell you about an investment opportunity and just as importantly, to request your vote. Pursuant to a Plan of Conversion (the “Plan”), our organization will convert from a partially public company to a fully public company. To accomplish the conversion, Northwest Bancshares, Inc., newly-formed to become the parent company of Northwest Savings Bank, is conducting an offering of shares of common stock. Also in connection with the conversion, we are forming a charitable foundation to support charitable causes within our communities. Enclosed you will find a Prospectus, a Proxy Statement and a Questions and Answers brochure with important information about the Plan, the proxy vote and the stock offering.
THE PROXY VOTE:
Your vote is extremely important for us to meet our goals. Although we have received conditional regulatory approval, the Plan and the charitable foundation are also subject to approval by our depositors. NOT VOTING YOUR ENCLOSED PROXY CARD(S) WILL HAVE THE SAME EFFECT AS VOTING “AGAINST” THE TWO PROPOSALS. Note that you may receive more than one Proxy Card, depending on the ownership structure of your Northwest Savings Bank deposit accounts. Please vote all the Proxy Cards you receive — none are duplicates! To cast your vote, please sign each Proxy Card and return the card(s) in the Proxy Reply Envelope provided. Alternatively, you may vote by telephone or Internet, by following the instructions on the Proxy Card. Our Board of Directors urges you to vote “FOR” the two proposals. Please note:
•	The proceeds resulting from the sale of stock will allow us to grow and to expand our services;

•	The account number, interest rate and other terms of your existing deposit account and loans will not change as a result of the conversion. Your deposit accounts will continue to be insured by the FDIC, up to the maximum legal limits;

•	You will continue to enjoy the same services with the same offices and staff;

•	Voting does not obligate you to purchase shares of common stock in our offering.
THE STOCK OFFERING:
As an eligible Northwest Savings Bank depositor, you have non-transferable rights, but no obligation, to purchase shares of common stock during our Subscription Offering, before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission charged to purchasers during the offering.
Please read the enclosed materials carefully. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 4:00 p.m., Eastern Time, on ___, 2009. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.
I invite you to consider this opportunity to share in our future and, together with our Board of Directors, I thank you for your continued support as a Northwest Savings Bank customer.
Sincerely,
William J. Wagner
Chairman, President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(877) __-____
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

LETTER TO CLOSED ACCOUNTHOLDERS
[Northwest Bancshares, Inc. Letterhead]
Dear Friend:
I am pleased to tell you about an opportunity to invest in Northwest Bancshares, Inc., newly-formed to become the parent company of Northwest Savings Bank. Northwest Bancshares, Inc. is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.
Our records indicate that you were a depositor of Northwest Savings Bank and/or Keystone State Savings Bank at the close of business on June 30, 2008 or September 30, 2009, whose account(s) was/were closed thereafter. In connection with our acquisition of Keystone State Savings Bank in [October 2009], Keystone State Savings Bank depositors be granted the same subscription rights as depositors of Northwest Savings Bank. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock during our subscription offering, before any shares are made available for sale to the general public.
Please read the enclosed materials carefully, before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed stock order form and return it, with full payment, in the Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 4:00 p.m., Eastern Time, on ___, 2009. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.
If you have questions about our organization or purchasing shares, please refer to the Prospectus and Questions & Answers Brochure, or call our Stock Information Center at the number shown below.
I invite you to consider this opportunity to share in our future as a Northwest Bancshares, Inc. stockholder.
Sincerely,
William J. Wagner
Chairman, President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(877) __-____
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

LETTER TO POTENTIAL INVESTORS
[Northwest Bancshares, Inc. Letterhead]
[Note: This letter if for Call-ins. Also, the Bank may wish to mail to community prospects, such as selected borrowers or members of social groups of the directors and senior management.]
Dear Friend:
I am pleased to tell you about an opportunity to invest in Northwest Bancshares, Inc., newly-formed to become the parent company of Northwest Savings Bank. Northwest Bancshares, Inc. is offering shares of its common stock for sale at $10.00 per share. No sales commission will be charged to purchasers during the offering.
Please read the enclosed materials carefully. If you are interested in purchasing shares of Northwest Bancshares, Inc. common stock, complete the enclosed stock order form and return it, with full payment, in the Order Reply Envelope provided. Stock order forms and full payment must be received (not postmarked) by 4:00 p.m., Eastern Time, on ___, 2009. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.
If you have questions about our organization or purchasing shares, please refer to the Prospectus and Questions & Answers Brochure, or call our Stock Information Center at the number shown below.
Sincerely,
William J. Wagner
Chairman, President and Chief Executive Officer
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Questions?
Call our Stock Information Center, toll-free, at 1-(877) __-____,
From 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday, except weekends and bank holidays.

STIFEL NICOLAUS “BROKER DEALER” LETTER
[Stifel Nicolaus Letterhead]
Dear Sir/Madam:
At the request of Northwest Bancshares, Inc., we are enclosing materials regarding the offering of shares of Northwest Bancshares, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.
Stifel, Nicolaus & Company, Incorporated has been retained by Northwest Bancshares, Inc. as selling agent in connection with the stock offering.
Sincerely,
This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

MEMBER PROXY CARD NOTICE

IMPORTANT NOTICE
THIS PACKAGE INCLUDES PROXY CARD(S)
REQUIRING YOUR VOTE.
IF MORE THAN ONE PROXY CARD IS
ENCLOSED,
PLEASE PROMPTLY VOTE EACH CARD...NONE
ARE DUPLICATES!
THANK YOU

DEPOSITOR REMINDER PROXYGRAM #1 .]
NORTHWEST SAVINGS BANK [LOGO]
PLEASE VOTE
THE ENCLOSED PROXY CARD!
If you have not yet voted the Proxy Card(s) we recently mailed to you in a large white package please vote the enclosed replacement Proxy Card.
Vote by mail using the enclosed envelope,
or use the telephone or Internet voting instructions on the Proxy Card.
PLEASE JOIN YOUR BOARD OF DIRECTORS IN VOTING “FOR”
THE PLAN OF CONVERSION AND “FOR” ESTABLISHMENT OF A
CHARITABLE FOUNDATION
NOT VOTING HAS THE SAME EFFECT AS VOTING
“AGAINST” THE TWO PROPOSALS
VOTING DOES NOT OBLIGATE YOU TO PURCHASE
COMMON STOCK DURING THE OFFERING
THE PLAN OF CONVERSION CHANGES OUR FORM OF CORPORATE
ORGANIZATION, BUT WILL NOT RESULT IN CHANGES TO BANK STAFF,
MANAGEMENT OR YOUR DEPOSIT ACCOUNTS OR LOANS
If you receive more than one of these remainder mailings,
please vote each Proxy Card received. None are duplicates!
QUESTIONS?
Please call our Information Center, toll-free, at 1-(877) ___-___
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time

DEPOSITOR REMINDER PROXYGRAM #2
R   E   M   I   N   D   E   R . . .
HAVE YOU VOTED YET?
PLEASE VOTE THE ENCLOSED PROXY CARD!
Our records indicate that you have not voted the Proxy Card(s) we mailed to you
Your Board of Directors urges you to vote “FOR” the Plan of Conversion and
“FOR” establishment of a Charitable Foundation
NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE TWO PROPOSALS

IF YOU ARE UNSURE WHETHER YOU VOTED, PLEASE VOTE THE ENCLOSED
REPLACEMENT PROXY CARD.
YOUR VOTE CANNOT BE COUNTED TWICE

VOTING DOES NOT OBLIGATE YOU TO PURCHASE SHARES OF COMMON STOCK IN
THE OFFERING, NOR DOES IT AFFECT YOUR NORTHWEST SAVINGS BANK
DEPOSIT ACCOUNTS OR LOANS
If you receive more than one of these reminder mailings,
please vote each Proxy Card received. None are duplicates!
QUESTIONS?
Please call our Information Center, toll-free, at 1-(877) ___-___
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time
NORTHWEST SAVINGS BANK [LOGO]

DEPOSITOR REMINDER PROXYGRAM #3
YOUR VOTE IS IMPORTANT!
NOT VOTING HAS THE SAME EFFECT
AS VOTING “AGAINST” THE PLAN
In order to implement the Plan of Conversion and to establish a Charitable
Foundation, we must obtain the approval of our depositors.
Please disregard this notice if you have already voted, but if you are unsure whether you voted, please promptly vote the enclosed replacement Proxy Card.
Your vote cannot be counted twice!
If you receive more than one of these remainder mailings,
please vote each Proxy Card received. None are duplicates!
THANK YOU VERY MUCH!
QUESTIONS?
Please call our Information Center toll-free at 1-(877) __-____
Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time
NORTHWEST SAVINGS BANK [LOGO]

FINAL REMINDER PROXYGRAM
[Northwest Savings Bank Letterhead]
Dear Depositor,
WE REQUEST YOUR VOTE.
Not voting has the same effect as voting “Against” the two proposals listed on the Proxy Card(s) we mailed to you: 1) our Plan of Conversion and 2) establishment of a Charitable Foundation to benefit our communities.
IF YOU HAVE NOT VOTED OR ARE UNSURE WHETHER YOU VOTED:
Please take a few minutes to call our independent proxy solicitor firm, Laurel Hill Advisory Group, LLC. A representative will record your vote by phone. This is the quickest way to cast your vote. You do not need your Proxy Card in order to vote.
If you are unsure whether you voted, don’t worry. Your vote cannot be counted twice.
VOTING HOTLINE:
( ) ____ — ____
DAYS/HOURS:
Monday — _____
____ a.m. to ___ p.m., Eastern Time
I appreciate your participation.
Sincerely,
William J. Wagner
Chairman, President and Chief Executive Officer

BANK WEBSITE VOTE REMINDER NOTICE
HAVE YOU VOTED YOUR PROXY CARDS?
YOUR VOTE IS IMPORTANT!
Our depositors and stockholders as of ___, 2009 recently received Proxy Card(s) to be used to cast votes regarding Northwest Savings Bank’s Plan of Conversion and establishment of a Charitable Foundation to benefit our communities.
If you received Proxy Cards, please vote. Follow the mail, Internet or telephone voting instructions on the card. We hope that you will vote “FOR” both proposals. If you have questions about voting, please call our Information Center, toll-free, at 1-(877) ___-___, Monday through Friday, 10:00 a.m. to 4:00 p.m., Eastern Time.

CALL CENTER REMINDER RECORDING
CALL CENTER RECORDING
Hello. This is Bill Wagner, CEO of Northwest Savings Bank. Thank you for your continued support of Northwest Savings Bank.
We recently mailed our depositors as of ___, 2009 a package containing proxy cards. I hope you will vote “For” the two proposals listed on the card. Your vote is important to us.
If you have voting questions of any kind, we want to answer them. We established a special toll-free hotline, with representatives available from 10 to 4, weekdays. Here is the phone number that you may call 1 — (877) ___-___. Thank You.

COMMUNITY MEETING INVITATION
[NORTHWEST BANCSHARES, INC. LOGO]
You’re Invited!
You are cordially invited to an Informational Meeting to learn more about the offering of Northwest Bancshares, Inc. common stock and the business of Northwest Savings Bank.
Senior executives of Northwest Savings Bank will present information and answer your questions.
DATE
TIME
PLACE
ADDRESS
FOR RESERVATIONS, PLEASE CALL:
Northwest Bancshares, Inc.
Stock Information Center
toll-free at (877) ___ — ____,
From 10:00 a.m. to 4:00 p.m. Eastern Time,
Monday through Friday, except bank holidays.
This invitation is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Prospectus. These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Q&A About Our Conversion and Stock Offering
This pamphlet answers questions about the Northwest Bancorp, MHC conversion and the Northwest Bancshares, Inc. stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section beginning on page _.
GENERAL — THE CONVERSION
Our Board of Directors has determined that the conversion is in the best interests of Northwest Savings Bank, our customers, our stockholders and the communities we serve.
Q.	What is the conversion and reorganization?

A.	Under our Plan of Conversion and Reorganization (the “Plan”), our organization is converting from the mutual holding company structure to a fully-public ownership structure. Currently, Northwest Bancorp, MHC owns 63.0% of Northwest Bancorp, Inc.’s common stock. The remaining 37.0% of Northwest Bancorp, Inc.’s common stock is owned by public stockholders. As a result of the conversion, our newly- formed company, called Northwest Bancshares, Inc., will become the parent company of Northwest Savings Bank. Shares of common stock of Northwest Bancorp, Inc. representing the 63.0% ownership interest of Northwest Bancorp, MHC in Northwest Bancorp, Inc. are being offered for sale.

At the completion of the conversion, public stockholders of Northwest Bancorp, Inc. will exchange their shares of Northwest Bancorp, Inc. common stock for shares of common stock of Northwest Bancshares, Inc., maintaining their approximate percentage ownership prior to the stock offering (excluding their purchases of stock in the offering, cash received in lieu of fractional exchange shares and the effect of shares issued to the Northwest Charitable Foundation (the “Charitable Foundation”).

After the conversion is completed, 100% of the common stock of Northwest Bancshares, Inc, will be owned by public stockholders. At the conclusion of the conversion, Northwest Bancorp, Inc. and Northwest Bancorp, MHC will cease to exist.

Q.	What are the reasons for the conversion and the offering?

A.	Our primary reasons for converting and raising additional capital through the offering are: to finance the acquisition of financial institutions or other financial service companies (we have no current acquisition agreements except for a letter of intent with respect to the acquisition of an insurance agency); improve our capital position during a period of significant economic uncertainty, especially for the financial services industry; support internal growth through lending in the communities we serve; finance the acquisition of branches from other financial institutions or build or lease new branch facilities; enhance existing products and services, and support the development of new products and services; improve the liquidity of our shares of common stock and stockholder returns through higher earnings and more flexible capital management strategies; and use the additional capital for other general corporate purposes.

Q.	Will customers notice any change in Northwest Savings Bank’s day-to-day activities as a result of the conversion and the offering?

A.	No. It will be business as usual. The conversion is an internal change in our corporate structure. There will be no change to our Board of Directors, management, staff or branches. Northwest Savings Bank will continue to operate as an independent bank.

Q.	Will the conversion and offering affect customers’ deposit accounts or loans?

A.	No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation, up to the maximum legal limit. Deposit accounts will not be converted to stock.

Q.	What is the Northwest Charitable Foundation and why is it being established?

A.	The Plan provides for the establishment and funding of the Northwest Charitable Foundation, which will be funded with a combination of cash and Northwest Bancshares, Inc. stock. The foundation will make grants and donations to charitable causes and projects, continuing our long-standing commitment to our communities.

THE PROXY VOTE — TWO PROPOSALS
Although we have received conditional regulatory approval, the Plan and the establishment of the charitable foundation are also subject to stockholder and depositor approval.
Q.	Why should I vote on the Plan of Conversion and Reorganization and on the charitable foundation?

A.	Your vote “For” each of the two proposals is extremely important. Each Northwest Savings Bank eligible depositor as of ___, 2009 received a Proxy Card attached to a stock order form. These depositors’ packages also include a Proxy Statement describing the proposals, which cannot be implemented without stockholder and depositor approval.

Our Board of Directors believes that converting to a fully-public structure will best support future growth. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our communities through the Northwest Charitable Foundation, which we believe will enhance the value of our banking franchise through partnerships we will form within the communities we serve.

Q.	Are all customers eligible to vote?

A.	All depositors of Northwest Savings Bank at the close of business on ___, 2009 are eligible to vote and have been mailed a Proxy Statement and Proxy Card(s).

Q.	What happens if I don’t vote?

A.	Your vote is very important. Not voting all the Proxy Cards you receive will have the same effect as voting “Against” the Plan. Without sufficient favorable votes, we cannot proceed with the conversion and the related stock offering or establish and fund the charitable foundation.

Q.	How do I vote?

A.	Mark your vote, sign each Proxy Card enclosed and return the card(s) in the enclosed Proxy Reply envelope. Alternatively, you may vote by Internet or telephone, by following the simple instructions on the Proxy Card. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN.

Q.	How many votes are available to me?

A.	Depositors are entitled to one vote for each $100 on deposit. No depositor may cast more than ___votes. Proxy Cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer.

Q.	Why did I receive more than one Proxy Card?

A.	If you had more than one deposit account on ___, 2009, you may have received more than one Proxy Card, depending on the ownership structure of your accounts. There are no duplicate cards — please promptly vote all the Proxy Cards sent to you.

Q.	More than one name appears on my Proxy Card. Who must sign?

A.	The names reflect the title of your deposit account. Proxy Cards for joint deposit accounts require the signature of only one of the depositors. Proxy Cards for trust or custodian accounts must be signed by the trustee or the custodian, not the listed beneficiary.
THE STOCK OFFERING AND PURCHASING SHARES
Q.	How many shares are being offered and at what price?

A.	Northwest Bancshares, Inc. is offering for sale between 53,975,000 and 83,978,750 shares of common stock at $10.00 per share.

Q.	Who is eligible to purchase stock during the stock offering?

A.	In connection with our acquisition of Keystone State Savings Bank [in October 2009], Keystone State Savings Bank depositors be granted the same subscription rights as depositors of Northwest Savings Bank. Pursuant to our Plan, non-transferable rights to buy shares of Northwest Bancshares, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:
Priority #1 — Depositors with an aggregate minimum of $50 on deposit at Northwest Savings Bank and/or Keystone State Savings Bank at the close of business on June 30, 2008;
Priority #2 — Our tax-qualified employee benefit plans;
Priority #3 — Depositors with an aggregate minimum of $50 on deposit at Northwest Savings Bank and/or Keystone State Savings Bank at the close of business on September 30, 2009; and,
Priority #4 — Northwest Savings Bank depositors at the close of business on [voting record date].
Shares not sold in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a first preference given to natural persons residing in the Commonwealth of Pennsylvania; the Florida county of Broward; the Maryland counties of Anne Arundel, Baltimore, and Howard as well as Baltimore City, Maryland; the New York counties of Cattaraugus, Chautuaqua, Erie and Monroe; and the Ohio counties of Lake, Geauga and Ashtabula. A second preference will be granted to Northwest Bancorp, Inc. public stockholders as of [stockholder record date].

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.	I am eligible to subscribe for shares of common stock in the Subscription Offering but am not interested in investing. May I allow someone else to use my stock order form to take advantage of my priority as an eligible depositor?

A.	No...subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of the eligible depositor(s). On occasion, unscrupulous people attempt to persuade depositors to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible depositors’ subscription rights in the offering. We urge you to read the enclosed “Office of Thrift Supervision Guidance for Accountholders” for more information on this important topic.

Q.	How may I buy shares during the Subscription and Community Offerings?

A.	Shares can be purchased by completing a stock order form and returning it, with full payment, so that it is physically received (not postmarked) by the offering deadline. Delivery of a stock order form may be made by mail, using the Order Reply envelope provided, by overnight courier to the indicated address on the stock order form, or by delivery to the Stock Information Center, which is located at 100 Liberty Street, Warren, Pennsylvania 16365. Stock order forms may NOT be delivered to any of our banking or other offices.

Q.	What is the deadline for purchasing shares?

A.	To purchase shares in the Subscription or Community Offerings, you must deliver a properly-executed stock order form, with full payment, so that it is received by us (not postmarked) by 4:00 p.m., Eastern Time, on ___, 2009. Acceptable methods for delivery of stock order forms are described above.

Q.	How may I pay for the shares?

A.	Payment for shares can be remitted in two ways:
(1)	By personal check, bank check or money order, payable to Northwest Bancshares, Inc. These will be cashed upon receipt. We cannot accept wires or third party checks. Northwest Savings Bank line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)	By authorized deposit account withdrawal of funds from Northwest Savings Bank deposit account(s). The stock order form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the stock order form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at Northwest Savings Bank, Northwest Financial Services or the Northwest Savings Bank Trust Department, may not be listed for direct withdrawal. See information on retirement accounts below.
Q.	Will I earn interest on my funds?

A.	Yes. If you pay by personal check, bank check or money order, you will earn interest at the Northwest Savings Bank passbook savings rate from the day we process your payment until the completion of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Northwest Savings Bank deposit account(s), your funds will continue earning interest within the account, at the contract rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion of the conversion and offering.

Q.	Are there limits to how many shares I can order?

A.	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a single qualifying deposit account held jointly, is 150,000 ($1.5 million). Also, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 600,000 shares ($6.0 million). More detail on purchase limits, including the definition of “associate” and “acting in concert”, can be found beginning on page ___of the Prospectus.

Q.	May I use my Northwest Savings Bank retirement account to purchase the shares?

A.	You may use funds currently held in retirement accounts with Northwest Savings Bank, Northwest Financial Services or Northwest Savings Bank Trust Department However, before you place your stock order the funds you wish to use must be transferred from these accounts to a self-directed retirement account at an independent trustee, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Northwest Savings Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the ___, 2009 offering deadline. Your ability to use such funds for this purchase may depend on time constraints because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	May I use a loan from Northwest Savings Bank to pay for shares?

A.	No. Northwest Savings Bank, by regulation, may not extend a loan for the purchase of Northwest Bancshares, Inc. common stock during the offering. Similarly, you may not use existing Northwest Savings Bank line of credit checks to purchase stock during the offering.

Q.	May I change my mind after I place an order to subscribe for stock?

A.	No. After receipt, your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date], in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

Q.	Will the stock be insured?

A.	No. Like any common stock, Northwest Bancshares, Inc.’s stock will not be insured.

Q.	Will dividends be paid on the stock?

A.	Yes. After the conversion, Northwest Bancshares, Inc. intends to pay quarterly cash dividends. The annual dividends are expected to equal $0.50, $0.42, $0.37 and $0.32 per share at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, which represents an annual dividend yield of 5.0%, 4.2%, 3.7% and 3.2%, respectively. The amount of dividends that Northwest Bancshares, Inc. intends to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares. However, the dividend rate and the continued payment of dividends will depend upon a number of factors, some of which include our capital requirements, our financial condition and our results of operations. We cannot guarantee that we will pay dividends in the future or, if we pay dividends, the amount and frequency of these dividends.

Q.	How will Northwest Bancshares, Inc. shares trade?

A.	Northwest Bancorp, Inc.’s common stock is currently traded on the Nasdaq Global Select Market under the trading symbol “NWSB”. Upon completion of the stock offering, the newly issued shares of Northwest Bancshares, Inc. common stock will replace the existing shares and trade on the Nasdaq Global Select Market under the trading symbol “NWBI”.

Q.	If I purchase shares in the Northwest Bancshares, Inc. offering, when will I receive my stock certificate?

A.	Stock certificates will be mailed by our transfer agent as soon as possible after completion of the stock offering. Although the shares of Northwest Bancshares, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares.
THE SHARE EXCHANGE
Q.	What is the share exchange?

A.	The outstanding shares of Northwest Bancorp, Inc. common stock held by public stockholders at the completion date of the conversion will be exchanged for shares of Northwest Bancshares, Inc. common stock. The number of shares of Northwest Bancshares, Inc. stock to be received by stockholders will depend on the number of shares sold in the stock offering. The procedure is described in the Proxy Statement/Prospectus dated ___, 2009, distributed to the public stockholders as of ___, 2009.
WHERE TO GET MORE INFORMATION
Q.	Where can I call to get more information?

A.	For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877) ___-___, from 10:00 a.m. to 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center will be closed weekends and bank holidays.
This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus. The shares of common stock are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.